EXHIBIT 10.2

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]

                           RESEARCH SUPPORT AGREEMENT

      This Research Support Agreement (the "AGREEMENT") is entered into and made effective as of this 1st day of July, 1999 (the "EFFECTIVE DATE") by and between Interleukin Genetics, Inc., a Texas corporation having its principal place of business at 100 N.E. Loop 410, Suite 820, San Antonio TX 78216-4749 ("IL") and The University of Sheffield, Western Bank, Sheffield S10 2TN, England (the "UNIVERSITY"), acting through The Department of Molecular & Genetic Medicine ("MGM").

RECITALS

      A. University and IL entered into a number of specific Research Support Agreements (as defined below) pursuant to which IL is providing funding to the University.

      B. This Agreement is intended as a complete amendment and restatement of the provisions set forth in the Research Support Agreements. This Agreement supercedes in its entirety those prior agreements.

      C. The parties desire to continue with their joint collaborative relationship around various technologies and have entered into a Research and Technology Transfer Agreement (as defined below) to support that effort. IL may wish to provide some additional support to departments and/or investigator(s) at the University to support that effort. This Agreement is intended to set forth the terms and conditions on which IL will provide such support.

      NOW, THEREFORE, in consideration of the foregoing premises and of the terms and conditions of this Agreement, the parties agree as follows:

1. DEFINITIONS

      Any terms not defined in this Agreement shall have the meaning given such term in the Research and Technology Transfer Agreement.

      1.1 "ANNUAL RESEARCH PLAN" means the written plan describing the research in the Field of Use to be carried out during each year of the Research Program by Sheffield Investigators and IL as set forth in the Research and Technology Transfer Agreement.

      1.2 "FIELD OF USE " means the scope of the relationship as set forth in the Research and Technology Transfer Agreement.

      1.3 "INNOVATIONS WITHIN THE FIELD OF USE" and "UNIVERSITY INNOVATIONS WITHIN THE FIELD OF USE" shall have the same meaning as set forth in the Research and Technology Transfer Agreement; provided, however, if any ideas inventions, apparatus, system data, discoveries,


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methods, processes, improvements, works of authorship, and the innovations of any kind are made outside the Field of Use using any part of the funds under this Agreement, any such ideas inventions, apparatus, system data, discoveries, methods, processes, improvements, works of authorship, and the innovations of any kind shall also be classified as Innovations within the Field of Use.

      1.4 "IL CLINICAL STUDIES" shall mean research being sponsored by IL for discovery and/or development of Innovation within the Field of Use at the University or with some other institution, individual or entity.

      1.5 "PARTY OR PARTIES" means the two parties to this agreement that is IL and/or University as the case may be.

      1.6 "RESEARCH AND TECHNOLOGY TRANSFER AGREEMENT" means the Research and Technology Transfer Agreement dated July 1, 1999 entered into by IL and the University.

      1.7 "RESEARCH SUPPORT AGREEMENTS" means, collectively, all the various research support agreements and amendments that IL and University entered into that are in effect as of the Effective Date of this Agreement and are listed in Attachment 1.

      1.8 "RESEARCH PROGRAM" means the collaborative research program in the Field of Use to be conducted by Sheffield Investigators and IL pursuant to the Research and Technology Transfer Agreement.

      1.9 "RESEARCH STEERING COMMITTEE" shall have the same meaning as set forth in the Research and Technology Transfer Agreement.

      1.10 "SHEFFIELD INVESTIGATORS" shall have the same meaning as set forth in the Research and Technology Transfer Agreement.

2. RESEARCH SUPPORT

      2.1 ANNUAL RESEARCH SUPPORT. IL agrees to provide the research support set forth in Attachment 2 for the following year, beginning on the Effective Date of this Agreement. On an annual basis the Research Steering Committee shall agree on the amount of such research support and the allocation of such support to Sheffield Investigators. Attachment 2 shall be modified yearly to reflect each years' annual research support. The research support provided shall be in support of the Research Program and be incorporated as part of the Annual Research Plan developed by the Research Steering Committee.

      2.2 WAIVER OF UNPAID OVERHEAD AND CREDITS. The University and IL respectively, each waive any accrued overhead or credits against net proceeds under the Research Support Agreements prior to the Effective Date of this Agreement.


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      2.3 IL CLINICAL STUDIES. The support provided under this Agreement does not preclude IL from sponsoring clinical studies with Sheffield Investigators or other parties at the University in support of IL development efforts for Innovations within the Field of Use.

3. TERMS GOVERNING RESEARCH SUPPORT

      3.1 INCORPORATION OF THE TERMS AND CONDITIONS OF THE RESEARCH AND TECHNOLOGY TRANSFER AGREEMENT. As to any Innovations within the Field of Use resulting from the research support provided by this Agreement, the technology transfer, ownership, intellectual property rights, publication and confidentiality provisions set forth in the Research and Technology Transfer Agreement shall govern any such Innovations within the Field of Use. These provisions are incorporated herein by this reference.

4. TERM

      4.1 TERM. Unless earlier terminated in accordance with the terms of
Section 5 below, this Agreement shall remain in effect from the Effective Date for a period of one (1) year, and shall thereafter automatically renew for additional one (1) year periods, unless either party gives written notice to the other party at least six months (6) months in advance of any renewal date that such party does not wish to renew this Agreement.

      4.2 TERMINATION UPON NOTICE OF BREACH. In the event that either party breaches or defaults under any material term or condition of this Agreement, and such breach or default is not cured within sixty (60) days of written notice of the same from the other party, the other party may, in addition to any other remedy that it may have at law or in equity or under this Agreement, terminate this Agreement.

      4.3 TERMINATION UPON DUFF DEPARTURE. IL may at its option upon written notice to the University terminate this Agreement in the event that Professor Gordon Duff is no longer an employee of the University as a result of a change in his employment.

      4.4 IMMEDIATE TERMINATION UPON CERTAIN EVENTS OF BANKRUPTCY. Either party may at its option terminate this Agreement immediately upon written notice to the other party upon the occurrence of any of the following events: (a) In the event that the other party makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated to be bankrupt or insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer or similar pleading admitting the material allegations of a petition filed against it in any such proceeding; or consents to or acquiesces in the appointment of, or has its business placed in the hands of, a trustee, receiver, assignee, or liquidator of it or any substantial part of its business,


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assets or properties, whether by voluntary act or otherwise; or

            (b) In the event that either party ceases doing business as a going concern, or it or its shareholders take any action in anticipation of or furtherance of dissolution or liquidation.

      4.5 SURVIVAL OF CERTAIN PROVISIONS. The provisions of Section 3 and 5 of this Agreement will survive the expiration or termination of this Agreement.

6. SETTLEMENT OF DISPUTES

      6.1 DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement or its breach (the "Matter"), the Parties agree to resolve the Matter as follows:

            (a) A Party shall submit written notice of the Matter to the other Party and request negotiation;

            (b) The Parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement by promptly appointing representatives with authority to resolve disputes to negotiate the resolution The designated representatives shall meet as often as necessary during a fifteen
(15) day period (or such other time as the parties may agree) to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane in connection with its resolution. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each of the parties may be fully advised of the other's position. The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

            (c) If the Matter has not been resolved within sixty (60) days of a Party's request for negotiation, either Party may request that the Matter be submitted to a sole mediator selected by the Parties for a mandatory one (1) day mediation; and

            (d) If the Matter has not been resolved by such mediation, either Party may submit the Matter for binding arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA"). A single arbitrator shall be selected from the AAA's large complex case panel, provided, however, if this panel is of insufficient size to pick the arbitrator, then the regular commercial panel shall be used to pick the arbitrator. In the event the parties cannot agree on the arbitrator within thirty (30) calendar days of issuance of a written demand for arbitration by either party, then the American Arbitration Association shall designate


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the arbitrator.

            (e) The award shall be made within six (6) months of selection of an arbitrator(s).

      6.2 APPROVAL OF ONE SUBSTANTIVE POSITION OF THE PARTIES. In all arbitration proceedings submitted under Section 6.1(d), the arbitrator shall be required to agree upon and approve the substantive position advocated by either IL or the University with respect to each disputed item(s). Any decision rendered by the arbitrator that does not reflect a substantive position advocated by either IL or the University shall be beyond the scope of authority granted to the arbitrator and shall be void. No decision of the arbitrator shall ever be construed as or have the effect of amending or altering this Agreement or the parties' rights and responsibilities with respect thereto.

      6.3 The mediation and arbitration shall be held in San Antonio, Texas, U.S.A. or other mutually agreed location. The Parties, their representatives, the mediator and the arbitrator shall hold the existence, content and results of any negotiation, mediation or arbitration in confidence unless disclosure is required by law or regulation, and in such case the Parties shall take reasonable precautions to only disclose what is required by law or governmental regulation.

      6.4 Any award of the Arbitration shall be binding on the Parties and shall be enforceable in any court having jurisdiction over the Party from whom enforcement is requested.

      6.5 If the dispute resolution procedure of this Article 8 is not instituted by submission of written notice under Section 6.1(a) within three (3) years of the Party's first knowledge of a Matter or is not diligently pursued, then such Party waives its rights to seek a remedy for such Matter.

      6.6 OTHER DISPUTES. Notwithstanding this Article 6, either party can seek injunctive relief in a court of competent jurisdiction.

7. GENERAL

      7.1 GOVERNING LAW. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the state of Texas, U.S.A. No conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. Any national law, United Nations treaty or convention, or law arising from any international treaty is hereby waived in favor of the application of Texas law. The Parties hereby specifically exclude the application of The Convention for the International Sale of Goods. All questions concerning the construction or effect of patent right shall be construed in accordance of the laws of the country granting those rights. Except for injunctive relief, all disputes arising in connection herewith shall be resolved by the dispute resolution procedure of Article 6. If either Party seeks an injunction, equitable relief or enforcement of the arbitrator such action shall be submitted to the exclusive jurisdiction


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of the courts in San Antonio, Texas, U.S.A. and both Parties agree to submit to the jurisdiction of such courts.

      7.2 WAIVER AND MODIFICATION. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

      7.3 SEVERABILITY. Both Parties hereby especially agree in contract that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

      7.4 NOTICES. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(iii) five (5) working days after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

            TO IL:

            Kenneth S. Kornman, DDS, PhD
            President
            Interleukin Genetics, Inc.
            100 NE Loop 410, Suite 820
            San Antonio, TX 78216-4749
            U.S.A.

            with a copy to:

            U. Spencer Allen
            Chief Financial Officer
            Interleukin Genetics, Inc.
            100 NE Loop 410, Suite 820
            San Antonio, TX 78216-4749

            TO THE UNIVERSITY:


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            Dr. David J. Winstanley
            The University of Sheffield
            Research and Consultancy Unit
            2-4 Palmerston Road
            Sheffield, S10 2TE
            England

            with a copy to:

            Professor Gordon W. Duff
            Lord Florey Chair of Molecular Medicine
            The University of Sheffield
            Department of Molecular and Genetic Medicine
            Royal Hallamshire Hospital
            Sheffield, S10 2JF
            England

            Sir Gareth Roberts
            Vice Chancellor
            The University of Sheffield
            Sheffield
            England

      7.5 DELAYS BEYOND CONTROL. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

      7.6 ASSIGNMENT. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

      7.7 NO THIRD PARTY BENEFICIARIES; NO AGENCY. Except as expressly provided herein to the contrary, no provision of this Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement. This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

      7.8 ENTIRE AGREEMENT. This Agreement and the Research and Technology Transfer Agreement are the final, complete and exclusive agreements of the Parties with respect to the subject matter hereof and supersede and merge all prior agreements and discussions between MMS and University.


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      7.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

      7.10 CUMULATION. All rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law.

      7.11 PUBLICITY. Neither Party hereto shall originate any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto or to either Party's performance hereunder, without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

      7.12 HEADINGS. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      7.13 REVIEW OF COUNSEL. Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications, schedules, exhibits or attachments to this Agreement.

      7.14 EXPENSES. Each Party is responsible for its own expenses related to the preparation and execution of this Agreement.


      IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

INTERLEUKIN GENETICS, INC.                     THE UNIVERSITY OF SHEFFIELD


By:                                                By:

Printed Name: KENNETH S. KORNMAN, DDS, PHD         Printed Name:

Title: PRESIDENT                                   Title:

                                  ATTACHMENT 1


                      EXISTING RESEARCH SUPPORT AGREEMENTS


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                                  CONFIDENTIAL

1. Interleukin Genetics Research Support Agreement and Amendments to Various Existing Project Agreements, dated July 1, 1997 entered into by IL and the University.

2. Interleukin Genetics Research Support Agreement (for Protease Project Agreement), dated August 1, 1997 entered into by IL and the University

3. Addendum A to Research Support Agreement (for Protease Project Agreement), dated April 1, 1998 entered into by IL and the University.

4. Addendum A to Research Support Agreement and Amendments to Various Existing Project Agreements, dated April 1, 1998 entered into by IL and the University.


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[Confidential treatment has been requested for portions of this page. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]

                                  ATTACHMENT 2

                                RESEARCH SUPPORT

                                  CONFIDENTIAL

FUNDING COMMITMENT FROM JULY 1ST, 1999 UNTIL JUNE 30TH, 2000

      o IL will fund $[**] and $[**] respectively for 2 individuals to conduct genetic analysis on IL Clinical Studies under the supervision of Sheffield Investigator [**].

      o IL will pay consumables costs, not to exceed an amount per sample agreed to by IL and MGM for genetic analysis work performed at University on IL Clinical Studies. The MGM laboratory under [**] direction shall invoice IL on a monthly basis and IL shall pay shall invoice within 30 days of receipt.

      o IL will fund the University members Research Steering Committee reasonable approved travel costs for Research Steering Committee meetings and other activities approved by IL.

      o IL will pay through September 30th, 1999, support for [**] for the ongoing research on the Protease Technology and the final consumable payment. The parties agree that the balance for Vitowsky support is $[**] and the balance for consumable funding is $[**]. The [**] payment shall be paid as invoiced quarterly, (see below) and the $[**] consumable payment shall be invoiced by University on September 30, 1999.

      o IL has allowed University to use [**] thermocyclers machines. These machines shall remain on consignment with University for use by Sheffield Investigator [**[ in the MGM laboratory.

      o IL shall fund the annual maintenance contract costs for the [**] above referenced machines at a cost not to exceed [**] UK pounds per year.

Unless otherwise specified, payment terms shall be within 30 days of receipt of invoice from the University. The University shall invoice IL quarterly.